Exhibit 16.1

Li & Company, PC
(a PCAOB Registered Firm)
194 Tamarack Circle
Skillman, NJ 08558

August 7, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

To Whom It May Concern:

We have read the statements included in the Form 8-K dated August 7, 2008, of China Dasheng Biotechnology Company., (SEC File No. 333-141327) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audit for the year ended October 31, 2007 and our reviews of the interim financial statements. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of another CPA or the approval of such engagement by the Board of Directors.

Sincerely,

/s/ Li & Company PC

Li & Company PC